AMENDMENT NO. 2 TO
EMPLOYMENT AGREEMENT

This AMENDMENT NO. 2 ("Amendment") to that certain Employment Agreement, dated August 28, 2008 (collectively, "Agreement"), by and between NexCen Brands, Inc. (the "Company") and Sue Nam ("Executive" or "you"), is made effective as of September 26, 2008 (the "Effective Date").

WHEREAS, the Company and the Executive entered into Amendment No. 1 to the Agreement on June 30, 2008; and

WHEREAS, the compensation committee of the Company's Board of Directors has reviewed and approved this Amendment No. 2 and the changes to the Agreement that it will effect.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agree as follows:

Section 1. Amendments. The Agreement shall be amended as follows:

A. Section 1.3 (b) shall be amended by the addition of the following subsection (iii):

(b) Retention Bonus.

(iii) Additional Cash Bonus and Salary Increase. Subject to the Executive's continued employment with the Company from the Effective Date hereof to the completion of each of the applicable transaction or trigger date, Executive shall be entitled to receive the following:

- Additional cash bonus of $50,000 upon the successful closing of the BTMU financing, with such cash bonus payable on or about October 15, 2008.
- Additional cash bonus of $50,000 upon each of (A) the successful closing of the sale of Bill Blass business, (B) the successful closing of the sale of the Waverly business and (C) upon continued employment through March 31, 2009, with each such cash bonus payable to the Executive on the first pay cycle following the applicable transaction or trigger date in accordance with the general payroll practices of the Company or as otherwise agreed to by the parties.
- The Executive's Base Salary shall be increased to $300,000 per annum effective on October 1, 2008.

B. Section 1.4(c) shall be amended by deleting the phrase "(ii) the annual bonus paid to Executive, pursuant to Section 1.3(c) and the Retention Cash Bonus paid to Executive pursuant to Section 1.3(b), in each case, in the twelve-month period prior to such Change of Control" and replacing it with "(ii) the annual bonus paid to Executive, pursuant to

Section 1.3(c) and the Retention Cash Bonus paid to Executive pursuant to Section 1.3(b)(i), in each case, in the twelve-month period prior to such Change of Control" (change underscored), so that Section 1.4(c) reads in its entirety:

(c) Severance upon a Change of Control. Anything contained herein to the contrary notwithstanding, in the event the Executive's employment hereunder is terminated within twelve (12) months following a Change in Control (as defined in the Plan) by the Company without Cause or by the Executive with Good Reason, the Executive shall be entitled to receive the Severance Payment as described in subsection (b) above; provided, however, that in lieu of the calculation contained in Section 1.4(b)(2), Executive shall be entitled to receive an amount equal to $100 less than the sum of (i) the Executive's Base Salary (at the rate in effect on the date of termination) and (ii) the annual bonus paid to Executive, pursuant to Section 1.3(c) and the Retention Cash Bonus paid to Executive pursuant to Section 1.3(b)(i), in each case, in the twelve-month period prior to such Change of Control, if any; provided, however, that if such lump sum severance payment, either alone or together with other payments or benefits, either cash or non-cash, that the Executive has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to the Executive under any plan for the benefit of employees, would constitute an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986), then such lump sum severance payment or other benefit shall be reduced to the largest amount that will not result in receipt by the Executive of an "excess parachute payment." The determination of the amount of the payment described in this subsection shall be made by the Company's independent auditors at the sole expense of the Company. For purposes of clarification, the value of any options described above will be determined by the Company's independent auditors using a Black-Scholes valuation methodology.

Section 2. Effect of Amendment. Except as set forth in Section 1 of this Amendment, the provisions of the Agreement shall not be amended or altered by this Amendment and shall continue in full force and effect.

Section 3. Miscellaneous. This Amendment shall be governed by the internal laws of the State of New York. This Amendment may be executed in one or more counterparts, each of which when executed and delivered shall be deemed to be an original and all counterparts taken together shall constitute one and the same instrument. This Amendment and the Agreement (as amended hereby) constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and any and all prior agreements and understandings between the parties regarding the subject matter hereof, whether written or oral, except for the Agreement (as amended hereby), are superceded by this Amendment. Any provision of this Amendment which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rending unenforceable the remaining provisions hereof, and any invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the undersigned parties on January 6, 2009.

COMPANY:

NEXCEN BRANDS, INC.

By:______________________________
Name: Kenneth J. Hall
Title: Chief Executive Officer

EXECUTIVE:

____
Sue Nam